Exhibit 11.2

YPF S.A. INTERNAL REGULATIONS FOR CONDUCT IN THE CAPITAL MARKETS

Exhibit to the Code of Ethics and Conduct of YPF S.A.

CONTENTS

●	1. PURPOSE

●	2. SCOPE OF APPLICATION

●	3. RULES OF CONDUCT FOR TRADING IN MARKETABLE SECURITIES AND FINANCIAL INSTRUMENTS OF YPF S.A., ITS SUBSIDIARIES AND CONTROLLED ENTITIES

●	4. PRIVILEGED INFORMATION

●	5. RELEVANT INFORMATION

●	6. TRANSACTIONS IN OWN SECURITIES

●	7. MANIPULATION OF SECURITIES PRICES

●	8. CONFLICT OF INTEREST

●	9. EFFECTIVE TERM

●	10. MANDATORY OBSERVANCE

●	11. BREACH

●	12.SUPERVISION

1. PURPOSE

1.1. The purpose of these YPF S.A. Internal Regulations for Conduct in the Securities Market (the “Regulations”) is to define the principles and framework of action for directors and employees of YPF S.A. (hereinafter, “YPF” or “the Company”), as well as its statutory auditors and external advisers, in the securities market.

1.2. Subject Persons under these Regulations shall likewise comply with current regulations governing each of the markets where YPF is authorized to make public offerings. Subject Persons shall always act in such a way that, both themselves and the Company, strictly abide by these Regulations and the regulations governing each market.

1.3. These Regulations incorporate the best practices on the matter, in order to foster transparency and proper market operation, and preserve investors’ legitimate interests.

2. SCOPE OF APPLICATION

2.1. Subjective Scope:

Without prejudice to YPF S.A.’s obligations as a legal entity in matters pertaining to these Regulations, the following persons are bound to comply with these Regulations (hereinafter, the “Subject Persons”):

●	a) Members of the governing bodies of YPF, its subsidiaries and controlled entities (the “Directors”).

●	b) Employees of YPF, its subsidiaries and controlled entities.

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c) External advisers, for the purposes provided in Section 4. The term “external adviser” refers to any individual or legal entity rendering consulting, financial, legal, or any other kind of services, to YPF, or its subsidiaries, or controlled entities and, therefore, with access to Privileged Information.

●	d) Members of the supervisory committee of YPF, and of its subsidiaries and controlled entities (the “Statutory Auditors”).

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e) Contractors, subcontractors, vendors and other business partners, and their respective members, who carry out activities or conduct business with YPF, or its controlled entities or subsidiaries, or in the name and on behalf thereof, and have access to Privileged Information for this reason.

2.2. Objective Scope:

These Regulations apply to the following marketable securities, contracts or financial instruments:

a. marketable securities issued by YPF and its subsidiaries and controlled entities, which are traded or whose admission to trading has been requested, on Argentine or overseas securities markets.

b. Financial instruments and contracts of any kind conferring the right to purchase or sell the marketable Securities referred to in a);

c. Financial instruments and contracts of any kind whose underlying assets are the marketable securities referred to in a);

All of the above, the “Marketable Securities”.

3. RULES OF CONDUCT REGARDING THE PURCHASE AND SALE OF MARKETABLE SECURITIES AND FINANCIAL INSTRUMENTS ISSUED BY YPF S.A., AND ITS SUBSIDIARIES AND CONTROLLED ENTITIES

3.1. Initial notice

Any Subject Persons that have subscribed for, purchased or sold —whether in cash or credit—for their own account of Marketable Securities, shall notify the Vice-Presidency of Human Resources or the Board of Directors’ Secretary, as the case may be, within fifteen days following the month in which the transaction was made, if they held office as director (regular or alternate), statutory auditor (regular or alternate) and/or senior manager. The notice shall describe the transactions and indicate the date, quantity and price.

Any non-employee Directors of the Company as well as the Statutory Auditors shall address such notice to the Board of Directors’ Secretary.

The obligation to send this notice is without prejudice to any other obligations set forth in current regulations governing the markets where the Marketable Securities are traded.

3.2. Related Persons

Any transactions made by the following persons related to Subject Persons (hereinafter referred to as “Related Persons”) shall be deemed equivalent to the own-account trading transactions, and therefore, shall be declared:

a. The Subject Person’s spouse, domestic partner, or any person in an affective relationship similar to marriage.

b. The Subject Person’s minor children under parental authority.

c. Any legal entities controlled by the Subject Persons.

d. Any other relatives who live with Subject Persons, or who are under their charge.

e. Any other individual or legal entity acting on behalf or in the interest of Subject Persons.

3.3. Prohibited trading period

Subject Persons shall be prohibited from trading in YPF’s Marketable Securities from fifteen (15) consecutive days prior to the Company’s reporting of its annual and quarterly financial results, to two (2) business days after their publication, when Subject Persons are in possession of YPF’s non-public and material information about its results, i.e. Privileged Information. If Subject Persons are in possession of any other Privileged Information, they shall refrain from trading in YPF’s Marketable Securities as soon as they become aware of such information, until it is officially in the public domain.

4. PRIVILEGED INFORMATION

4.1. Concept of Privileged Information

Privileged Information means any specific information referred, directly or indirectly, to one or several Marketable Securities, or to the issuers thereof, which is not in the public domain and which, if made public or having been made public, may have or has significantly influenced the conditions, or the placement price, or trading of such Marketable Securities.

Information shall be considered to significantly influence the conditions, or the price of said securities, when a reasonable investor would probably make use of that information as one of the elements of the basic motivation for investment decisions.

Information shall be deemed public when it is available to the public in general.

For illustrative purposes, Privileged Information shall be the information which has not been made public and refers to:

-	The financial results of YPF S.A., or its subsidiaries and/or controlled entities, or else unreleased financial statements.

-	Extraordinary changes in said financial results, or modifications of result estimates formerly disclosed to the public.

-	Any forthcoming transactions by the Company, such as capital increase, issuance of securities, or dividend distribution proposals.

-	Mergers, acquisitions, investment decisions or significant divestments of any kind of assets.

-	Any events giving rise to litigation, disputes or penalties with a potential material impact on financial statements of the Company.

-	Decisions by authorities prior to their becoming public knowledge.

-	Discoveries of fields or extraordinary field yields.

4.2. Loss of Privileged Information status

Any Privileged Information shall be no longer regarded as such immediately after it is made public.

4.3. Prohibitions

Subject Persons in possession of any kind of Privileged Information, and who are aware or should have been aware of such Privileged Information status, shall refrain from using the Privileged Information to obtain, for themselves or others, any kind of advantage derived from the purchase or sale of Marketable Securities, or from any other transaction related to the public offering system.

They shall refrain from engaging, either for their own account or on behalf of third parties, directly or indirectly, in the following practices:

a. Preparing, facilitating, participating in or performing any kind of market transaction in respect of the Marketable Securities with reference to or based on Privileged Information, for their own benefit or for the benefit of Related Persons or third parties.

b. Disclosing such Privileged Information to third parties, except in the normal course of their work, profession, position or office, subject to the requirements stated herein.

c. Recommending or inducing third parties to purchase, sell or transfer the Marketable Securities, or cause other to purchase, sell or transfer such Marketable Securities, on the basis of Privileged Information.

4.4. Obligation to safeguard Privileged Information

a. Any persons in possession of Privileged Information have the obligation to safeguard it, without prejudice to their duty to report to and cooperate with judicial and administrative authorities under the terms stipulated in the applicable legislation.

b. Any persons in possession of Privileged Information shall also take adequate measures to prevent the misuse or unfair use of that information.

c. Furthermore, in the event of misuse or unfair use of Privileged Information, anyone aware of this fact shall immediately report it to the responsible officer.

4.5. Actions during the evaluation or negotiation of transactions regarded as Privileged Information4.5.1. Monitoring of Market Prices

The Finance Vice-Presidency shall oversee the market performance of the Marketable Securities, as well as any news published or broadcast by professional reporters of economic information and the media, and which might affect said securities and instruments during the evaluation or negotiation of any kind of legal or financial operation regarded as Privileged Information (hereinafter, the “transaction”).

4.5.2. Public announcement in case of breach of secrecy

In the event of abnormal behavior of trading prices or volumes of Marketable Securities, the Finance Vice-Presidency shall immediately report to the Board Chairman who shall, if necessary and if there are reasonable signs that such behavior is due to premature, partial, or distorted disclosure of the transaction in question, take the necessary measures; including the prompt disclosure of a public statement to inform clearly and precisely the status of the ongoing transaction or giving a preview of the information to be released in due course.

4.5.3. Safeguard Measures

Subject Persons shall:

a. Limit access of Privileged Information to the strictly necessary number of persons within the organization or external advisers.

b. Expressly warn recipients that the information referred to is confidential and that its use, transmission and/or divulgation are prohibited.

c. Implement security measures for the safekeeping, filing, access, reproduction, and distribution of Privileged Information.

4.6. Compliance with Securities Market Regulations

Subject Persons in possession of Privileged Information shall strictly comply with current Securities Market Regulations where YPF is authorized to make public offerings, as well as with these Regulations and any other applicable provisions in force.

5. RELEVANT INFORMATION

5.1. Concept of Relevant Information

The term “Relevant Information” refers to any fact or situation which, given its significance, may materially affect the placement of the Marketable Securities, their trading or the conduct of the business of YPF, its subsidiaries and/or controlled entities. The concept of Relevant Information also includes any information whose knowledge may reasonably influence an investor to acquire or transfer securities or other financial instruments, with the consequent material effect on their prices in the markets.

5.2. Duty to report Relevant Information.

YPF hereby undertakes to immediately inform investors through a notice addressed to the National Securities Commission (Comisión Nacional de Valores – CNV), to the corresponding entities and to the markets in which YPF’s marketable securities are traded any Relevant Information concerning the Company, in compliance with applicable regulations in force. Where appropriate, YPF’s Internal Transparency Committee —created by the Board of Directors and composed by the Company’s senior executives— shall take cognizance of this situation and proceed accordingly.

5.3. Content of Relevant Information

Any Relevant Information disclosed to investors shall be accurate, clear, quantified and complete, and shall not be confusing, misleading or deceptive.

5.4. Confidential Relevant Information. Waiver

Whenever the Company considers that the publication of Relevant Information may affect corporate interest, it can request the CNV to suspend the Company’s duty to inform its investors in accordance with the Capital Markets Law No. 26,831, the CNV’s rules and any other applicable legislation.

6. TRANSACTIONS IN OWN SECURITIES

6.1. Applicable rules and regulations

The determination and execution of specific plans for the acquisition or sale of YPF S.A.’s shares shall conform to the provisions of the Capital Markets Law No. 26,831, the CNV Rules, the Argentine Corporations’ Law No. 19,550 and any other amending, supplementary or regulatory provisions on the matter, and any other rules governing the markets where the Company is authorized to make public offerings.

6.2. Notices

YPF’s Investor Relations Management shall issue the pertinent official notices about the Company’s transactions in its own securities, as required by current regulations, and shall keep an adequate control and record of such transactions.

7. MANIPULATION OF SECURITY PRICES

7.1. Prohibition

Subject Persons shall refrain from preparing or conducting practices that distort free pricing, and from those stipulated in Section 117, subsection b) of the Capital Markets Law No. 26,831 and Section 2, Chapter III, Title XII (Transparency in Public Offerings) of CNV’s Rules (as amended in 2013), and any regulatory or superseding provisions thereof.

7.2. Prohibited practices

This term encompasses practices and behaviors aimed at, or allowing for, the manipulation of prices or trading volumes of Marketable Securities, which alter the normal behavior of the supply and demand, and those deceptive practices or acts capable of misleading market participants, in respect of the purchase or sale of any listed Marketable Securities, whether by means of artifices, false or inaccurate statements omitting basic facts or any act, practice or course of action with deceptive and detrimental effects on any person operating in the market.

In particular, and for illustrative purposes only, it shall be forbidden to:

a. Artificially affect price formation, the liquidity, or the trading volume of one or more Marketable Securities. This shall include: a.1) Transactions where, beyond appearances, the transfer of Marketable Securities did not occur; a.2) Transactions performed for the purpose of creating the false appearance of the existence of supply and demand, or of an active market, even when the transfer of Marketable Securities actually occurred.

b. Mislead market players. This shall include: b.1) Any inaccurate or misleading false statement made knowingly, or which should be reasonably considered as such; b.2) Any omission of essential information likely to mislead, by those who are bound to provide such information.

c. Disclose information that is likely to give false or misleading signals in relation to the Marketable Securities, including the dissemination of rumors and false and misleading news.

d. Disseminate opinions about a Marketable Security in which the issuer of the opinion is invested, without adequately and simultaneously informing the public opinion about the conflict of interest created by that investment.

8. CONFLICTS OF INTEREST

8.1. Prior communication

In order to control any potential conflicts of interest, all Subject Persons shall inform the Ethics Committee and/or the Audit Committee (in the case of Board members), before conducting any transaction or carrying out any business, sufficiently in advance to enable the timely implementation of adequate measures, regarding situations that might potentially, and in each specific circumstance, give rise to a conflict of interest with YPF or any subsidiary and/or affiliate, by virtue of such Subject Persons’ activities outside YPF, or those of their relatives or acquaintances, their assets, or for any other reason, and that might compromise their impartial performance.

8.2. Duty of abstention

Subject Persons shall refrain from engaging in situations that might give rise to a conflict between their personal interests —and/or the interest of Related Persons— and YPF’s interests. Subject Persons shall also abstain from engaging in or exerting influence over decisions regarding situations where a personal interest is at stake, whether directly or indirectly; in all cases, Subject Persons shall act with loyalty to YPF.

9. EFFECTIVE TERM

These Regulations shall become effective upon the entry into force of the Code of Ethics and Conduct of YPF S.A., approved by the Board on May 9, 2019. The Regulations shall be periodically reviewed and updated in order to take account of all current legal and regulatory provisions as well as the best practices on the matter. The Company shall make these Regulation available to the public.

10. MANDATORY OBSERVANCE

Observance of these Regulations is mandatory for all Subject Persons.

11. BREACH

Failure to comply with the provisions of these Regulations shall be deemed a labor violation or contractual breach (as appropriate), whose seriousness will be determined in the proceedings to be pursued in accordance with current legal provisions.

The foregoing shall be without prejudice to any other penalties for the violation of the Capital Markets Law No. 26,831, the CNV’s Rules and any other applicable provisions, as well as the pertinent civil and/or criminal liability to which the breaching party may be subject.

12. SUPERVISION

The performance of the obligations hereunder shall be supervised by YPF’s Ethics Committee, Audit Committee or Internal Transparency Committee, as applicable.

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